THE COCA-COLA COMPANY                    Media Relations Department
                                         P.O. Box 1734, Atlanta, Georgia 30301
NEWS RELEASE                             Telephone:  (404) 676-2121


FOR IMMEDIATE RELEASE

                                    CONTACT:  Ben Deutsch
                                             (404) 676-2683



          ROBERT L. NARDELLI CHOOSES NOT TO STAND FOR REELECTION

                      TO COCA-COLA BOARD OF DIRECTORS


     ATLANTA, Jan. 6, 2005 -- The Coca-Cola Company said today that Director Robert L. Nardelli, citing increasing demands on his time as Chairman, President and CEO of The Home Depot, has decided not to stand for reelection to The Coca-Cola Company's board of directors. His term will expire on April 19, 2005.

     Commenting on his decision, Mr. Nardelli said: "Due to increasing demands on my time at The Home Depot, I have decided not to stand for re-election to The Coca-Cola Company board of directors in 2005. I have enjoyed the wonderful opportunity of serving on the board over the past few years, and value the rich experience of being part of such a distinguished group of directors. I wish Neville Isdell and his team continued success in positioning The Coca-Cola Company for the future."

     Neville Isdell, chairman and chief executive officer, said: "We are tremendously grateful to Bob for his service to our Company. Both our board of directors and our Company have benefited greatly from his wise counsel. At the same time, we understand and appreciate the demands a dynamic company like The Home Depot places on its leadership. We are fortunate that as an Atlanta neighbor, we will be able to remain close to a leader who has become a great friend of The Coca-Cola Company."

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     Mr. Nardelli has served as a director of The Coca-Cola  Company since 2002.
The Company has no immediate plans to fill the vacated board seat.

     The Coca-Cola Company is the world's largest beverage company. Along with Coca-Cola, recognized as the world's best-known brand, The Coca-Cola Company markets four of the world's top five soft drink brands, including diet Coke, Fanta and Sprite, and a wide range of other beverages, including diet and light soft drinks, waters, juices and juice drinks, teas, coffees and sports drinks. Through the world's largest distribution system, consumers in more than 200 countries enjoy the Company's beverages at a rate exceeding 1 billion servings each day. For more information about The Coca-Cola Company, please visit our website at www.coca-cola.com.


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